ATKINSON & DEBARTOLO, ESQS.
A Professional Corporation
The Galleria, 2 Bridge Avenue
Building Two, Third Floor
P.O. Box 8415
Red  Bank, New Jersey  07701
(732) 530-5300
BA 9186
Attorneys for the Debtor-in-Possession


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                                           UNITED STATES BANKRUPTCY COURT
IN RE:                                     DISTRICT OF NEW JERSEY, NEWARK
                                           CHAPTER 11
AZUREL, LTD.,                              CASE NO. 01-31034NLW

           Debtor.
                                               ORDER OF CONFIRMATION

                                    Confirmation Hearing Date:  January 29, 2002

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         The First Modified Plan of Reorganization under Chapter 11 of the
Bankruptcy Code filed by Azurel, Ltd. on November 30, 2001 or a summary thereof, having been transmitted to creditors and equity security holders; and
         It having been determined after hearing on notice that the requirements for confirmation set forth in 11 U.S.C. 1129(a) has been satisfied;
                                ------
         IT IS ORDERED that:
         The Plan filed by Azurel, Ltd. on November 30, 2001 is confirmed subject to the amendments placed upon the record on January 29, 2002 regarding the priority creditor, State of New York, Department of Labor, Unemployment Insurance Division, and the increase in funds to be contributed by the secured creditor, Damon Testaverde, which is attached hereto as Exhibit "A". A copy of the confirmed Plan is attached as Exhibit "B"; and

         IT IS FURTHER ORDERED that the shares of stock of the Debtor to be delivered to the secured creditors, International Smart Sourcing, Inc. for its secured claim, Damon Testaverde for his secured claim, and in exchange for the cash being delivered by him to the Debtor to fund the Plan, and the shares of stock to be delivered to the general unsecured creditors shall be freely tradable stock and exempt from the Securities Act of 1933 as amended, and any State or local law requiring registration for an offer or sale of the security, or registration or licensing in accordance with the provisions of 11 U.S.C. 1145(a)(1) and Section 3(a)(7) of the Securities Act of 1933 as amended.



                                             ___________________________________

                                             NOVALYN L. WINFIELD, U.S.B.J.

         1. The priority claim of the State of New York, Department of Labor, Unemployment Insurance Division is amended from $3,284.62 to $3,823.15. The payment interval shall remain quarterly with payments of $233.81 for a period of 60 months. The claim is being paid interest at the rate of 8 percent per annum and will result in a total payment of $4,676.20.

         2. The amount of funding to be provided by the secured creditor, Damon Testaverde, shall be increased from $200,000.00 up to a maximum of $300,000.00, if same is necessary to fund the Plan. The treatment of the secured creditor, Damon Testaverde, will remain the same and he will receive 10 shares of stock for each dollar paid to fund the Plan of Reorganization.

























                                    EXHIBIT A